Exhibit 10.14

December 19, 2002

Joseph Formichelli

11 Sierra Vista

Laguna Niguel, CA 92677

Dear Joe;

As we’ve discussed over the past few weeks, our aim is to deliver the best products, the best service and the best value in the technology industry. To that end, we are building a world class executive team that will drive our vision of improving the quality of life through technology. We are excited about what you can bring to our company. Therefore, we are pleased to extend to you the following offer of employment:

•	Position: Executive Vice President, Operations reporting to Ted Waitt, Chief Executive Officer & Chairman, with an employment start date to be mutually agreed upon. In this position you will be an employee of Gateway Inc., a Gateway company.

•	Salary and Bonus: Base salary of $500,000 per year, payable semi-monthly. You will be eligible for participation in the GR2 (Get Results, Get Rewards) incentive plan with a quarterly bonus targeted at 100% of base salary, based on achievement of company objectives and individual performance. Your bonus target will be prorated during your first quarter of employment and will be paid in accordance with the terms of the Plan.

•	Initial Options: You will be given an initial stock option grant of 500,000 shares of Gateway common stock as of your start date. The option price will be the closing price of the stock on your employment start date. Your stock options have a 10-year life and will vest 25% per year from the date granted.

•	Stock Option Plan: You also will be eligible for additional stock options in accordance with the terms of Gateway’s long-term Incentive Equity Plan. The number of shares granted is at the discretion of the Compensation Committee of the Board of Directors.

•	Change of Control: In the event of change of control, standard change of control and severance package would be provided as stated in the Change of Control compensation plan.

•	Vacation: You will receive 4 weeks of paid vacation each year.

•	Health and Medical Benefits: You are eligible on your date of hire, to participate in the following Gateway group plans, in accordance with the terms of each respective plan: health, dental, vision, life insurance and Section 125 Flexible Spending Accounts (medical and dependent care spending accounts). Please refer to the “Annual Enrollment Guide” for additional information.

•	401(k) Investment Plan: You are eligible to participate in Gateway’s 401(k) plan, beginning the first day of your employment with Gateway. You will receive an enrollment kit in the mail from Wells Fargo with enrollment instructions and plan highlights.

•	Termination: If your employment is terminated for reasons other than cause you will receive separation/transition assistance according to the following schedule: during your first year of employment, 1 year of base salary will be provided; during your second year of employment, 6 months of base salary will be provided; during your third year of employment, 3 months of base salary will be provided; If you are terminated after completing three years of employment, you will not be eligible for separation/transition assistance.

This employment offer is contingent upon successfully completing a Gateway employment application, executive assessment, passing Gateway’s pre-employment substance abuse screening and background check, signing Gateway’s Non-Compete, Non-Disclosure, and Intellectual Property agreement, signing Non-Harassment Policy and completing an I-9 form, which establishes identity and employment eligibility, as well as other documents which will be provided on your first day of employment.

Joe, we are excited that you are becoming a member of the Gateway senior leadership team and look forward to working with you. Please sign and date this letter on the line provided, keep a copy for your files, and return the original to me at your earliest convenience. In the interim, if you have any questions or if we can be of any assistance to you, please don’t hesitate to call me.

Sincerely,

John Heubusch

Senior Vice President, Strategy & Planning

Acting Senior Vice President, Human Resources

Enclosure

Accepted:

/s/Joseph Formichelli	12/19/02

NAME	Date

This offer will expire ten days from the date of this letter and does not constitute an express or implied contract of employment. At Gateway, employment is at-will. This means that you can terminate your employment at any time and for any reason and that the company reserves the right to terminate your employment on the same basis, with or without cause.

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